Exhibit 1.4

AMENDMENT NO. 1 TO AT MARKET ISSUANCE SALES AGREEMENT

August 25, 2021

B. Riley Securities, Inc.
1300 17th Street North, 13th Floor
Arlington, Virginia 22209

Ladies and Gentlemen:

Cherry Hill Mortgage Investment Corporation (the “Company”) and B. Riley Securities, Inc. (the “Agent”) are parties to that certain At Market Issuance Sales Agreement, dated August 31, 2018 (the “Original Agreement”).  All capitalized terms not defined in this Amendment No. 1 to At Market Issuance Sales Agreement (this “Amendment”) shall have the meanings ascribed to them in the Original Agreement.  The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.          Amendment to Original Agreement.

(a)          All references to the “Registration Statement” in the Original Agreement shall refer to the registration statement on Form S-3 (File No. 333-251078), originally filed by the Company with the Commission on December 2, 2020 and declared effective by the Commission on August 6, 2021 (such registration statement, as the same may be amended from time to time, the “New Registration Statement”).

(b)          All references to the “Prospectus Supplement” in the Original Agreement shall refer to the prospectus supplement to the base prospectus included as part of the New Registration Statement specifically relating to the offering of the Placement Shares.

(c)          All references to the “Alternative Sales Agreement” in the Original Agreement shall refer to the At Market Issuance Sales Agreement, dated as of August 31, 2018, as amended by Amendment No. 1 to At Market Issuance Sales Agreement, date as of August 25, 2021, by and between the Company and JMP Securities LLC.

(d)          All references to “August 31, 2018” set forth in Schedule 1 and Exhibit 7(l) of the Original Agreement are revised to read “August 31, 2018 (as amended by Amendment No. 1 to At Market Issuance Sales Agreement, dated August 25, 2021).

(e)          All references to “Company Counsel” in the Original Agreement shall refer to Mayer Brown LLP and all references to “Agent Counsel” in the Original Agreement shall refer to Cozen O’Connor P.C.

(f)          Clause (v) of Section 9 of the Original Agreement shall be amended in its entirety to read as follows:

“(v) the fees and disbursements of Agent Counsel incurred in connection with this Agreement and the Alternative Sales Agreement and the offering of the Placement Shares contemplated hereby and thereby not to exceed $75,000 in the aggregate,”

(g)          Section 14 of the Original Agreement shall be amended to replace Vinson & Elkins L.L.P. as a notice party for the Company as follows:

Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020-1001
Attention: David Freed
Facsimile: (212) 262-1910
Email: dfreed@mayerbrown.com

(h)          Section 14 of the Original Agreement shall be amended to replace Duane Morris LLP as a notice party for the Agent as follows:

Cozen O'Connor, P.C.
33 South 6th Street, Suite 3800
Minneapolis, MN 55402
Attention: Christopher Bellini
Facsimile: 612-260-9091
Email: cbellini@cozen.com

(i)          Schedule 3 to the Original Agreement (Notice Parties) shall be amended to and restated in its entirety as follows:

The Company
Jay Lown	jay.lown@chmm.com
Michael Hutchby	michael.hutchby@chmm.com
Robert Wipperman	robert.wipperman@chmm.com

B. Riley Securities, Inc.
Patrice McNicoll	pmcnicoll@brileyfin.com
Mike Cavanagh	mcavanagh@brileyfin.com
Scott Ammaturo	sammaturo@brileyfin.com
Keith Pompliano	kpompliano@brileyfin.com
B. Riley ATM Admin	atmdesk@brileyfin.com

2.          Miscellaneous Provisions.

(a)          Except as specifically set forth in this Amendment, all other provisions of the Original Agreement shall remain in full force and effect.

(b)          This Amendment, together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto), constitutes the entire agreement, and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

(c)          This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Amendment and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

(d)          The Company and the Agent each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Amendment or any transaction contemplated hereby.

(e)          This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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If the foregoing correctly sets forth the understanding between the Company and the Agent, please so indicate in the space provided below for that purpose, whereupon this Amendment shall constitute a binding amendment to the Original Agreement between the Company and the Agent.

Very truly yours,

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

By:	/s/ Michael Hutchby
Name: Michael Hutchby
Title: Chief Financial Officer, Treasurer and Secretary

Accepted as of the date first-above written:

B. RILEY SECURITIES, INC.

By:	/s/ Patrice McNicoll
Name: Patrice McNicoll
Title: Co-Head of Investment Banking